Exhibit 14.1

Living 3D Holdings, Inc.

Code of Ethics and Conduct

1.0              Introduction

Living 3D Holdings, Inc. ("Living 3D") has adopted this Code of Ethics and Conduct to communicate to all Living 3D people the ethical and legal standards that we expect you to observe when dealing with Living 3D, your Living 3D colleagues, our clients and our suppliers.

We expect all Living 3D people to act ethically and obey the law.  When you encounter ethical or legal issues where you are not certain about the correct course of action, you should use the principles described in this code as guideposts in deciding how to proceed.  We have adopted this code to give you guidance for resolving these ethical and legal issues.  In particular, this code addresses the following general topics:

•           observing all laws and regulations

•           avoiding conflicts of interest

•           maintaining accurate and complete company records

•           protecting confidential information

•           ethical concerns as to executive officers and directors

Because rapid changes in our industry and in the law constantly present new issues, we cannot create guidelines that address all circumstances or constitute the definitive answer on any question.  When you are in doubt about the correct or best course of action, you should always consider consulting your manager or our Chief Financial Officer for guidance.

We firmly believe that a strong commitment to ethical and legal conduct is essential for us to successfully achieve our goals.  We therefore require all Living 3D people to comply with this code.  To help ensure this compliance, we have established a procedure for reporting suspected violations of the code.  Any violations of the code may result in disciplinary action, including termination of employment.  These matters are described in more detail at the end of this code.

Throughout this code, we use the terms "Living 3D people", "you" and "your" to refer to all Living 3D employees, directors and independent contractors, and the terms "Living 3D", the "Company", "we" and "our" to refer to Living 3D Holdings, Inc.  We use the term "code" to refer to this document, as it may be amended from time to time.

2.0              Observing all Laws and Regulations

2.1              Generally

We expect you to comply with all applicable local, state and federal laws and regulations, both domestic and international, and refrain from illegal, dishonest or unethical conduct.  Although laws and regulations may sometimes be ambiguous and difficult to interpret, we expect you to make a good-faith effort to follow both the letter and the spirit of the law.

In addition, we expect you to comply with all Living 3D policies and procedures which apply to you.  These include, but are not limited to, our policies on equal opportunity, harassment, drug-free workplace, computer usage and information technology, data protection, expense reimbursement and travel, as well as our internal financial controls and procedures.  We may modify or update these policies and procedures in the future, and adopt new Company policies and procedures from time to time.  You are also expected to observe the terms of the Non-Disclosure, Non-Solicitation and Non-Compete Agreement, Employment Agreement or other similar agreement that applies to you.  If you have previously signed one of these agreements with Living 3D, it remains in full force and effect.

2.2              Bribes and Kickbacks

Bribery is illegal and subject to criminal penalties in the United States and many other countries.  Bribery is forbidden under the U.S. Foreign Corrupt Practices Act, which is described in more detail in Section 2.3 of this code, and other laws and regulations.  You may not give any bribes, kickbacks or other similar considerations to any person or organization to attract business.  All decisions regarding the purchasing of materials, supplies and services must be made on the basis of competitive price, quality and performance, and in a way that preserves Living 3D's integrity.

Fees, commissions or other amounts paid to outside consultants, agents or other third parties must be fully disclosed to our Chief Financial Officer, and must be legal, proper and reasonable in relation to customary commercial practice.  Payments to these persons should never be used to accomplish indirectly what Living 3D could not properly or legally do directly.

You should also be familiar with, and observe, the provisions of Section 3.3 of this code relating to gifts, gratuities and entertainment, because the giving or receiving of such items could constitute an illegal bribe or kickback under certain circumstances.

2.3              International Operations

You are expected to comply with our policies applicable to international business transactions and with the legal requirements and ethical standards of each country in which you conduct Living 3D business, as well as with all U.S. laws applicable in other countries.

The U.S. Foreign Corrupt Practices Act (FCPA) applies to business transactions both inside the United States and in other countries.  Its requirements relate to accurate and complete financial books and records, transactions with foreign government officials and restrictions on the use of funds for unlawful or improper purposes.  Because violation of the FCPA can bring severe penalties, including criminal fines for the company and individuals and jail terms, it is essential that you become familiar with the FCPA's requirements if you are living or working in a foreign country.  Other statutes that may affect our international operations include, but are not limited to, the Anti-Bribery and Fair Competition Act and the Export Administration Act.  If you have any questions regarding these legal requirements, please contact a member of our Legal team.

2.4              Political Activity

We do not make contributions or payments that could be considered a contribution to political parties or candidates, or to intermediary organizations such as political action committees.  However, you are free to exercise your right to make personal political contributions within legal limits, unless these contributions are otherwise prohibited by other Living 3D policies.  You should not make these contributions in a way that might appear to be an endorsement or contribution by Living 3D.  You should be certain that you understand, and are complying with, all such laws and regulations before making any political contributions.  We will not reimburse you for political contributions in any way, including under our matching gift program.

2.5              Antitrust

Antitrust laws generally prohibit agreements or actions that restrain trade or reduce competition.  The free enterprise system rests on the notion that free and open competition is the best way to ensure an adequate supply of products and services at reasonable prices.  We expect you to adhere to both the spirit and the letter of the antitrust laws of the United States and with all applicable antitrust laws governing competition in any country in which Living 3D does business.  Violation of antitrust laws can result in severe civil and criminal penalties, including imprisonment for individuals, and Living 3D can be subjected to substantial fines and damage awards.

2.5.1              Agreements with Competitors

The following agreements, arrangements or understandings between Living 3D and its competitors (whether oral or in writing) should be avoided:

•	agreements that affect the price or other terms or conditions of sale.

•	agreements regarding the clients to whom Living 3D will, or will not, sell its services.

•	agreements to refuse to sell to particular clients or to refuse to buy from particular suppliers.

•	agreements that limit the types of services which Living 3D will provide.

Contacts with our competitors are sensitive and risky, because courts can infer an agreement or collusion from these contacts when they are followed by common action or behavior.  We recognize that we may need to work with our competitors on projects at the request of our clients.  In all contacts with our competitors, you are expected to avoid discussing prices, costs, competition, division of markets, marketing plans or studies, and any other proprietary or confidential information.

You should consult with an executive officer when planning to contact a competitor.  If any competitor initiates a discussion with you involving the subjects above, you should immediately excuse yourself from the conversation and report the matter to an executive officers.

2.5.2              Agreements with Clients

Our clients must be free to decide when, and under what conditions, they will purchase Living 3D's services.  While we may request or recommend certain terms and conditions for doing business, we cannot take coercive action to require clients to comply with these requests or recommendations.

The following kinds of agreements might be unlawful, depending on the facts and circumstances involved.  You not enter into these agreements without the approval of an executive officer:

•	exclusive-dealing agreements requiring clients to purchase all of their requirements for a certain service from Living 3D or prohibiting clients from purchasing services from a competitor.

•	agreements requiring clients to buy one Living 3D service offering as a condition of obtaining another Living 3D offering.

•	reciprocity arrangements involving Living 3D using its purchasing power to require a supplier to purchase our services.

2.6              Securities Laws and Insider Trading

The U.S.  federal securities laws are built on the premise that a purchaser and a seller of securities should have equal access to important information regarding the company whose securities they are trading.   Consequently, federal securities laws forbid an investor from purchasing or selling securities based upon "inside" information not available to the other party.

The consequences of insider trading violations can be severe.  Living 3D people who trade on inside information, or who communicate (or "tip") this information to others so that they may trade, may face a civil penalty of up to three times the profit gained (or loss avoided), a substantial criminal fine and a jail term of up to ten years.  Additionally, if we or our executive officers do not take appropriate steps to prevent Living 3D people from insider trading, we may also face severe legal consequences, including, among other things, substantial criminal penalties.

2.6.1              Policy Statement

Employees of Living 3D who have material, nonpublic (i.e., "inside") information about the Company should not buy or sell Living 3D securities (including derivative securities such as put and call options) until a reasonable time after the inside information has been publicly disclosed.  You also should not disclose inside information to others outside Living 3D until a reasonable time after the information has been publicly disclosed.  In addition, it is never appropriate for you to advise others to buy or sell Living 3D securities.

We further believe that it is highly inappropriate for any Living 3D person to "sell short" Living 3D stock or engage in transactions where the person will earn a profit based on a decline in our stock price.

These rules also apply to the use of material, nonpublic information about other companies (including, for example, our clients, competitors and potential business partners).

In addition to you, these rules apply to your spouse, children, parents and siblings, as well as any other family members living with you in your household.

2.6.2              Further Explanation

What is "inside information"?  "Inside information" is material information about Living 3D which has not been publicly disclosed.  This information can relate to Living 3D's financial condition, earnings or business, or to any important development in which we may be involved.

What information is "material"? Information is "material" if it is information that a reasonable investor might consider important in deciding whether to buy, sell or hold securities.  Examples of information which may be material include:  financial results or forecasts; a significant proposed acquisition or sale of a business; a stock split; significant litigation; and changes in customary earnings trends.

What information is "nonpublic"? Information is "nonpublic" until the time it has been effectively disclosed to the public.  Effective disclosure occurs when information is included in a press release issued by Living 3D, is revealed during a Living 3D conference call to which the general public has been invited to participate or is included in our public filings with the U.S.  Securities and Exchange Commission.

What is a reasonable waiting period before purchases and sales can be made? The investing public must have sufficient time to analyze the information that has been disclosed before Living 3D insiders can trade.  For matters disclosed in a Living 3D press release or conference call, a good rule of thumb is that purchases and sales can be made beginning 48 hours after the disclosure.

What transactions are prohibited?  A Living 3D person who has inside information about Living 3D is prohibited from: (a) trading in Living 3D securities (including derivative securities such as put and call options); (b) having others trade in Living 3D securities for your benefit; and (c) disclosing the inside information to (or "tipping") anyone else who might then trade.  These prohibitions continue for as long as the information remains material and nonpublic.

What transactions are allowed?  A Living 3D person who has inside information about Living 3D may, nonetheless exercise Living 3D stock options for cash (but may not sell the option shares he or she receives upon the exercise).  These cash option exercises are allowed because the other party to the transactions is Living 3D itself, and because the option exercise prices do not vary with the market, but, rather, are fixed in advance under the terms of the governing plans.

2.6.3              Blackout Policy for Financial Insiders

In addition to our general insider trading policy, which is summarized above, we have adopted the following "blackout" periods trading policy to help ensure compliance with insider trading laws.   This policy applies to all of the members of our Board of Directors, all executive officers, vice presidents, directors and selected others with access to sensitive company information (collectively, "Financial Insiders").

No Financial Insider may purchase or sell any Living 3D securities (including derivative securities such as put and call options) during the following periods:

•	the period beginning two weeks before the end of a fiscal quarter and ending 48 hours after that quarter's public earnings release.

•	the period beginning with Living 3D's public release of any material (previously nonpublic) information and ending 48 hours after the release.

•
any other period established from time to time by our Chief Executive Officer or other Living 3D executive officer by notice to such Financial Insider due to particular "inside information" concerning the Company (as discussed in the general insider trading policy) to which the Financial Insider then has access.

This "blackout" periods trading policy shall not apply to the exercises of Living 3D stock options for cash (but not the sale of the shares received upon exercise).

Each member of the Board of Directors and each Executive Officer should notify either our Chief Executive Officer or our Chief Financial Officer before purchasing or selling any Living 3D securities (including derivative securities such as put and call options), even if none of the "blackout" periods described above are in effect, and obtain clearance from the Chief Executive Officer or Chief Financial Officer that the proposed purchase and sale complies with all securities laws and regulations, including the insider trading rules.

In addition to you, these rules apply to your spouse, children, parents and siblings, as well as any other family members living with you in your household.

2.7              Government Contracting

We frequently do business with federal, state or local government agencies in the United States and in the other countries in which we carry on business.  All Living 3D people engaged in business with these entities must know and abide by the rules and regulations which govern relations with public agencies.  If you have questions regarding the rules and regulations that apply in relation to a particular governmental entity, you should contact an executive officer.

3.0              Avoiding Conflicts of Interest

3.1              Generally

All Living 3D people have a duty of loyalty to act in the best interests of the Company.  We expect you to avoid situations and relationships that involve actual or potential conflicts of interest.  Generally, a conflict of interest arises whenever your personal interests diverge from your responsibilities to Living 3D or from Living 3D's best interests.  Put another way, a conflict of interest is created whenever an activity, association or relationship of yours might impair your independent exercise of judgment in Living 3D's best interest.

.Examples of situations that could be perceived as conflicts of interest and should be avoided include:

•	conducting Living 3D business with a company owned, partially owned, or controlled by you or a member of your family.

•	ownership of more than one percent of the stock of a company that competes or does business with Living 3D (other than indirect ownership as a result of owning a widely-held mutual fund).

•	working as an employee or a consultant for a competitor, regulatory government entity, client or supplier of Living 3D.

•	doing any work for a third party that may adversely affect your performance or judgment on the job or diminish your ability to devote the necessary time and attention to your duties.

•	appropriating or diverting to yourself or others any business opportunity or idea in which Living 3D might have an interest.

These situations (and others like them), where your loyalties to Living 3D could be compromised, must be avoided.  If you believe that you are involved in a potential conflict of interest, we expect you to discuss it with your manager or our Chief Financial Officer.  If a conflict is determined to exist, you must disengage from the conflict situation or terminate your employment.

3.2              Use of Our Assets

You are responsible for the proper use of Living 3D's physical resources and property, as well as its proprietary information.

Our offices, equipment, supplies and other resources may not be used for activities which are not related to your employment with Living 3D, except for any activities that have been approved in writing in advance by us, or for personal usage that is minor in amount and reasonable.  If you are found to be engaging in, or attempting, theft of any Living 3D property, including documents, equipment, intellectual property, personal property of other employees, cash or any other items of value, you may be subject to immediate termination of your employment and possible criminal proceedings.  We expect you to report any theft or attempted theft to your manager or our Chief Financial Officer.

Proprietary words, slogans, symbols, logos or other devices used to identify Living 3D and its proprietary services and technologies are important business tools and valuable assets which require care in their use and treatment.  You may not negotiate or enter into any agreement respecting Living 3D's trademarks, service marks or logos without first consulting a member of our Legal team.  We also respect the intellectual property rights of others, and any proposed name of a new service or offering intended to be sold or provided to clients should be submitted to an executive officer for clearance prior to its adoption and use.  Similarly, using the trademark or service mark of, or "referencing" for marketing purposes, another company (even one with whom Living 3D has a business relationship), requires clearance or approval by an executive officer, to determine whether the use of that other company's mark is proper.  You should avoid the unauthorized use of copyrighted or patented materials of others and should ask an executive officer if you have any questions regarding the permissibility of photocopying, excerpting, electronically copying or otherwise using copyrighted or patented materials.  In addition, simply because material is available for copying (such as content or images downloaded from the Internet) does not mean that it is automatically legal or permissible to copy or distribute.  All copies of work that is authorized to be made available for ultimate distribution to the public (including all machine readable works such as computer software) should bear the prescribed form of copyright notice.

3.3              Gifts, Gratuities and Entertainment

3.3.1              Giving

You may not offer money, gifts or other items or services of value to clients or potential clients for the purpose of securing a contract or obtaining favorable treatment.  Business-connected favors or gifts may not be extended to clients or suppliers (current or prospective), unless they:

•	are consistent with customary business practices.

•	do not have substantial monetary value and would not be viewed as improper by others.

•	do not violate applicable laws or regulations.

Business entertainment in the form of meals and beverages may be offered only if these activities and related expenses are modest and infrequent.  Other forms of entertainment (such as tickets to local sporting, civic or cultural events) are allowed only if reasonable, customary and not excessive.

3.3.2              Receiving

 To avoid even the implication of impropriety, you should decline any gift, favor, entertainment or anything else of value from current or prospective clients, suppliers or contractors or their representatives except for:

•	gifts that do not have substantial monetary value given at holidays or other special occasions.

•	reasonable entertainment at lunch, dinner or business meetings where the return of the expenditure on a reciprocal basis is likely to occur and would be properly chargeable as a business expense.

Other routine entertainment that is business-related such as sports outings or cultural events is acceptable under this policy only if reasonable, customary and not excessive.

Ultimately, you must exercise good business judgment in deciding which situations are unacceptable.  If there is ever any doubt as to the acceptability of any entertainment activity, consult with your manager or our Chief Financial Officer.

4.0              Maintaining Accurate and Complete Company Records

4.1              Accounting and Financial Records

We are required under U.S.  federal securities laws and generally accepted accounting principles to keep books, records and accounts that accurately reflect all transactions and to provide an adequate system of internal accounting and controls.  We expect you to ensure that those portions of our books, records and accounts for which you have responsibility are valid, complete, accurate and supported by appropriate documentation in verifiable form.

You should not:

•	improperly accelerate or defer expenses or revenues to achieve financial results or goals.

•	maintain any undisclosed or unrecorded funds or "off the book" assets.

•	establish or maintain improper, misleading, incomplete or fraudulent accounting documentation or financial reporting.

•	record revenue for any project that has not fully complied with Living 3D's revenue recognition guidelines.

•	make any payment for purposes other than those described in the documents supporting the payment.

•	submit or approve any expense report where you know or suspect that any portion of the underlying expenses were not incurred or are not accurate.

•	sign any documents believed to be inaccurate or untruthful.

All Living 3D people who exercise supervisory duties over Living 3D assets or records are expected to establish and implement appropriate internal controls over all areas of their responsibility.  This will help ensure the safeguarding of Living 3D's assets and the accuracy of our financial records and reports.  We have adopted various types of internal controls and procedures as required to meet internal needs and applicable laws and regulations.  We expect you to follow these controls and procedures to the extent they apply to you, to assure the complete and accurate recording of all transactions.

Any accounting entries or adjustments that materially depart from generally accepted accounting principles must be approved by our Audit Committee and reported to our independent auditors.  You must not interfere with or seek to improperly influence (directly or indirectly) the review or auditing of our financial records by our Audit Committee or independent auditors.

If you become aware of any questionable transaction or accounting practice concerning Living 3D or our assets, we expect you to report the matter immediately to our Chief Financial Officer Counsel or to a member of our Audit Committee.  In addition, we expect you to report all material off-balance-sheet transactions, arrangements and obligations, contingent or otherwise, and other Living 3D relationships with unconsolidated entities or other persons that may have material current or future effects on our financial condition or results of operations to our Chief Financial Officer or to a member of our Audit Committee.

Section 6.2 of this Code describes the procedure for making these reports.  You may also make an anonymous report under Section 6.2 if you are not comfortable revealing your identity when making a report.

4.2              Disclosures to Investors

We are required under U.S. federal securities laws to provide the public with periodic disclosure regarding our business and financial condition (such as quarterly and annual reports and materials for our annual stockholders' meeting).  We provide additional disclosures to the public through our quarterly earnings calls and press releases.  All Living 3D people who participate in the preparation or dissemination of these disclosures, or who provide information that they know may be used in the preparation of these disclosures, have a legal and ethical duty to ensure that the content of the disclosures is accurate, complete and timely.

We have created disclosure controls and procedures which are designed to ensure that all public disclosures are accurate, complete and timely and to ensure compliance with the disclosure controls and procedures and to evaluate the effectiveness of those controls and procedures on a regular basis.  If you become aware that our public disclosures are not accurate, complete and timely, or become aware of a transaction or development you believe may require disclosure, you should report the matter immediately to a member of the Audit Committee.   If you would like to know the members of the Audit Committee, please contact our Chief Financial Officer.

4.3              Retention of Documents

Certain types of documents and records must be retained for specific periods of time, because of legal and regulatory requirements, or contractual obligations to our clients and suppliers.  These periods of time, and the types of documents and records covered, may vary among the different countries in which we carry on business.  We expect you to comply with the document retention requirements that apply in the countries in which you are working.  If you are working with these types of documents and records, or are uncertain whether the documents or records you are working with are subject to these "retention" requirements, please consult with your manager or a member of our Legal team that is responsible for the country in which you are working for guidance.

Whenever you become aware that documents or records of any type may be required in connection with a lawsuit or government investigation, you must preserve all possibly relevant documents.  This means that you must immediately stop disposing of or altering those documents pertaining to the subjects of the litigation or investigation, even if that activity is ordinary or routine.  If you are uncertain whether documents or records under your control should be preserved because they might relate to a lawsuit or investigation, you should contact our Chief Financial Officer.

5.0              Protecting Confidential Information

5.1              Living 3D Confidential Information

You will often have access to information that is private to Living 3D, has not been made public and constitutes trade secrets or proprietary information.  Protection of this information is critical to our ability to grow and compete.

Under the laws of most countries where we do business, trade secrets are legally protected property as long as they remain secret (meaning not generally or publicly known).

Your obligations with respect to our confidential trade secrets and proprietary information are:

•           not to disclose the information outside of Living 3D.

•	not to use the information for any purpose except to benefit Living 3D's business.

•
not to disclose the information within Living 3D, except to other Living 3D people who need to know, or use, the information and are aware that it constitutes a trade secret or proprietary information.

These obligations continue even after you leave Living 3D, until the information becomes publicly available or until we no longer consider it a trade secret or proprietary information.  We remind you that you may have previously signed, as a condition of your employment, a Non-Disclosure, Non-Solicitation or Non-Compete Agreement, Employment Agreement or other similar agreement that contains governs your obligations with respect to our information.  Any documents, papers or records that contain trade secrets or proprietary information are our property, and must remain at the company.

Our confidential trade secrets and proprietary information may include, among other things, information regarding our operations, business plans, customers, strategies, trade secrets, records, finances, assets, technology, data or other information that reveals the processes, methodologies, technology or "know how" by which our existing or future products, services, applications or methods of operation are developed, conducted or operated.

5.2              Confidential Information of Others

In the normal course of business, you will acquire information about many other organizations, including clients, suppliers and competitors.  This is a normal business activity and is not unethical in itself.  We properly gather this kind of information for such purposes as evaluating clients' business needs, determining system requirements, extending credit and evaluating suppliers.  We also collect information on competitors from a variety of legitimate sources to evaluate the relative merits of our own services and marketing methods.

There are, however, limits to the ways that this information should be acquired and used.  You should not use information obtained from our clients or suppliers in any way that harms them or violates our contractual obligations to them.  When working with sensitive information about clients or suppliers, you should use that information only for the purposes for which it was disclosed to you and make it available only to other Living 3D people with a legitimate "need to know".

You should not use illegitimate means to acquire a competitor's trade secrets or other confidential information.  Illegal practices such as trespassing, burglary, wiretapping, bribery and stealing are obviously wrong.  We will not tolerate any form of questionable intelligence-gathering.

In addition, we strive to protect the privacy of personal information of others.  We will only collect, use, process, and disclose an individual's personal information in accordance with applicable law, our internal policies and our contractual obligations to our clients.

5.3              Inadvertent Disclosure

You should be careful to avoid the inadvertent disclosure of proprietary information.  To avoid inadvertent disclosure, you should never discuss with any unauthorized person proprietary information that Living 3D considers confidential or which we have not made public.  You also should not discuss this information even with authorized Living 3D people if you are in locations where unauthorized people may overhear you, such as trade shows, airplanes or elevators, or when using non-secure electronic bulletin boards or databases.  You should also not discuss this information with family members or with friends, because they may innocently or unintentionally pass the information on to someone else.

5.4              Contacts with Reporters, Analysts and Other Media

Because of the importance of the legal requirements regarding disclosure of certain information to our investors, we must make certain that any information regarding our business, financial condition or operating results that is released to the public is accurate and consistent.  As a result, you should not discuss internal Living 3D matters with anyone outside of Living 3D, except as clearly required in the performance of your job duties.  This prohibition applies particularly to inquiries about Living 3D made by the news media, securities analysts and investors.  All responses to these inquiries must be made only by authorized persons in our Marketing and Investor Relations Departments (and individuals specifically designated by them), who are authorized to discuss information about Living 3D with the news media, securities analysts and investors.  If you receive inquiries from these sources, you should immediately refer them to these authorized spokespersons.

6.0              Administration of this Code

6.1              Ongoing Review of Compliance

We require all Living 3D people to comply with this code.  Upon your receipt of this code, and also from time to time as we deem to be necessary, we will require you to sign an acknowledgement confirming that you have read and understood the code and agree to comply with its provisions.   We reserve the right to monitor your continuing compliance with the provisions of this code and to investigate any suspected violations.  If substantiated, these violations could result in disciplinary action, as described more fully in the following sections.

6.2              Reporting of Suspected Violations

We expect you to bring to the attention of our Chief Financial Officer (or any people that the Chief Financial Officer designates) information about suspected violations of this code by any other Living 3D person.  If you have information about suspected improper accounting or auditing matters, you should bring such information to the attention of our Chief Financial Officer or a member of our Audit Committee.  To contact our Audit Committee or to submit a report to them, please contact our Chief Financial Officer, who reports directly to our Audit Committee, and will make sure that your information is conveyed directly to the Audit Committee.

If you are not comfortable revealing your identity when making a report, you can also make an anonymous report with our Chief Financial officer, our auditors or our Audit Committee.

You should feel safe in reporting this information, without regard to the identity or position of the suspected offender.  We will treat the information in a confidential manner (consistent with appropriate evaluation and investigation) and will not take any acts of retribution or retaliation against you for making a report.

Because failure to report criminal activity can itself be understood to condone the crime, we emphasize the importance of reporting.   For both criminal activity and other violations of this code, failure to report knowledge of wrongdoing may result in disciplinary action against those who fail to report.

6.3              Non-Retaliation

Retaliation in any form against a Living 3D person who reports a violation of this code (even if the report is mistaken but was submitted in the good faith belief it was correct) or who assists in the investigation of a reported violation is itself a serious violation of this code.  Acts of retaliation should be reported immediately and may result in severe disciplinary action.

6.4              Investigation of Suspected Violations

Suspected violations will be investigated under the supervision of our Chief Financial Officer, as appropriate.  You are expected to cooperate in the investigation of reported violations.  When practical and appropriate under the circumstances, and in order to protect the privacy of the persons involved, those people investigating the suspected violation will attempt to keep confidential the identity of someone who reports a suspected violation or who participates in the investigation.  There may be situations, however, when this information must be disclosed as part of our investigation.

You should be aware that our Chief Financial Officer and the other executive officers are legally obligated to act in the best interests of Living 3D as a company.  They do not act as lawyers or personal representatives for any individual Living 3D person, including our CEO.  Our Board of Directors has ultimate responsibility for final interpretation of this code and for determining whether any violations of this code have occurred.

6.5              Disciplinary Action

If our Chief Financial Officer or our Board of Directors (or those acting under their supervision) determine, in their good faith discretion, that you have violated any provision of this code you may be subject to disciplinary action, including termination of your employment, without prior warning.

6.6              Special Provisions Applicable to Certain Executive Officers

It is the policy of Living 3D that the Company’s Chief Executive Officer, Chief Financial Officer and other senior finance and accounting staff (collectively, the “Financial Executives”) with responsibility for maintaining accounting records, preparing financial statements, preparing and filing reports with the U.S. Securities Exchange Commission (“SEC”) and making other public communications regarding the Company, adhere to, advocate and promote the following principles:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and other public communications made by the Company; and

•	compliance with laws, rules and regulations applicable to the Company.

Given the important position of trust and authority that they occupy, our Financial Executives should act extremely cautiously in interpreting and applying this code.  Financial Executives should consult with our outside legal counsel with respect to any proposed actions or arrangements that are not clearly consistent with the code.  In the event that a Financial Executive wishes to engage in a proposed action or arrangement that is not consistent with the code, the Financial Executive must obtain a waiver of the relevant code provisions in advance from our Audit Committee.

The Sarbanes-Oxley Act of 2002 imposes certain reporting requirements on Living 3D with respect to our Financial Executives' compliance with the code.  A waiver of a provision of this code shall be requested whenever there is reasonable likelihood that a contemplated action will violate the code.  Any waiver (including an implicit waiver) that constitutes a material departure from a provision of this code shall be publicly disclosed on a timely basis, to the extent required by applicable rules and regulations of the SEC.   In accordance with these requirements, we will publicly report on a Current Report on Form 8-K any waivers of any provision of the code granted by our Board of Directors to any Financial Executive.  Violations of the code by our Financial Executives may also be immediately reported on Form 8-K.  In addition, any amendments to this code (other than technical, administrative or other non-substantive amendments) shall be publicly disclosed on a timely basis, to the extent required by applicable rules and regulations of the SEC.

6.7              Revisions and Updates to this Code

This code may be revised, changed or amended at any time by our Board of Directors.  Following any material revisions or updates, an updated version of this code will be distributed to you, and will supercede the prior version of this code effective upon distribution.  We may ask you to sign an acknowledgement confirming that you have read and understood the revised version of the code, and that you agree to comply with its provisions.

6.8              Important Disclaimers

This code reflects general principles to guide you in making ethical decisions and cannot, and is not intended to, address every specific situation in which we may find it appropriate to take disciplinary action.  This code is not intended to create any contract (express or implied) with you, including without limitation any employment contract, or to constitute any promise that your employment will be not terminated except for cause.

Acknowledgement
of
Receipt
of
Code of Ethics and Conduct

Living 3D Holdings, Inc.
Attention:  Corporate Secretary
25 Camelia Avenue
San Francisco, California 94112

I, ______________________________________________________________ [Name],

the _____________________________________________________ [Title/Position]

of Living 3D Holdings, Inc., acknowledge that I have received a copy of the Living 3D Holdings, Inc. Code of Ethics and Conduct and agree to abide by such Code of Ethics and Conduct.

I hereby request that the corporate secretary of Living 3D Holdings, Inc. maintain this acknowledgement with the Company’s corporate records.

By:  ________________________________________

Name:  _____________________________________

Title/Position:  ______________________________

Date:  __________________